United States
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2014

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

Registrant's telephone number, including area code: (972) 431-1000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 20, 2014, J. C. Penney Company, Inc. (the “Company”) and its direct wholly-owned subsidiary J. C. Penney Corporation, Inc. (“Corporation”) and indirect wholly-owned subsidiary J. C. Penney Purchasing Corporation (“Purchasing”) (Company, Corporation and Purchasing collectively referred to as the “Loan Parties”) entered into a Credit Agreement among the Loan Parties, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Revolving Agent and Swingline Lender, Bank of America, N.A., as Term Agent, Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Collateral Agents and Wells Fargo Bank, National Association, as LC Agent (the “Credit Agreement”) for a $2.35 billion senior secured asset-based revolving credit and term loan facility.

The Credit Agreement replaces the Amended and Restated Credit Agreement, dated as of January 27, 2012 (as amended and restated as of February 8, 2013, as amended on May 20, 2013, the “Existing Credit Agreement”). The Credit Agreement consists of a $500 million term loan facility and a revolving facility up to $1.85 billion, with a $750 million letter of credit sublimit and a $100 million swingline advance limit. As with the Existing Credit Agreement, borrowing availability under the revolving facility will vary according to the Loan Parties’ levels of inventory, credit card receivables and accounts receivable (the “Borrowing Base”). The Credit Agreement is expected to mature on June 20, 2019.

All borrowings under the Credit Agreement accrue interest at a rate equal to, at the Company’s option, a base rate or an adjusted LIBOR rate plus a spread. The proceeds of the Credit Agreement are being used (a) to repay the outstanding borrowings under the Existing Credit Agreement, (b) to pay costs, expenses and fees in connection with the Credit Agreement and other related transactions, and (c) for working capital and general corporate purposes. As of the date hereof, the Company has outstanding loans in the amount of $650 million under the Existing Credit Agreement.

As with the Existing Credit Agreement, the obligations of the Loan Parties under the Credit Agreement are guaranteed by the Company, Corporation, Purchasing and certain of the Company’s indirect wholly-owned subsidiaries that are not borrowers under the Credit Agreement. The Credit Agreement is secured by collateral substantially similar to the Existing Credit Agreement (the “ABL Priority Collateral”) pursuant to the Guarantee and Collateral Agreement dated as of June 20, 2014 among the Company, Corporation, Purchasing, the subsidiaries of Company identified therein, and Wells Fargo Bank, National Association, as Administrative Agent (the “Guarantee and Collateral Agreement”). Any proceeds of the ABL Priority Collateral will be applied first to the satisfaction of all obligations under the revolving facility and second to the satisfaction of the obligations under the term loan facility.

As with the Existing Credit Agreement, the Credit Agreement contains customary affirmative and negative covenants and there are exceptions to these covenants and some are only applicable when availability falls below certain thresholds. The Credit Agreement requires the Company to maintain, at all times, minimum excess availability of not less than the greater of (a) 10% of the lesser of (A) the commitments under the revolving facility or (B) the Borrowing Base or (b) $150,000,000. The Credit Agreement also contains customary events of default for credit facilities of this type. Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the lenders, the obligations of the Loan Parties may be accelerated, outstanding letters of credit may be required to be cash collateralized and remedies may be exercised against the ABL Priority Collateral.

Certain of the lenders who are parties to the Credit Agreement provide commercial banking and investment banking services to the Company.

Copies of the Credit Agreement and the Guarantee and Collateral Agreement are filed herewith as Exhibits 10.1 and 10.2, respectively. The foregoing descriptions of the Credit Agreement and the Guarantee and Collateral Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the Credit Agreement and the Guarantee and Collateral Agreement which are incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibit 10.1 Credit Agreement dated as of June 20, 2014 among J. C. Penney Company,
Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Revolving Agent and Swingline Lender, Bank of America, N.A., as Term Agent, Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Collateral Agents and Wells Fargo Bank, National Association, as LC Agent

Exhibit 10.2
Guarantee and Collateral Agreement dated as of June 20, 2014 among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the Subsidiaries of J. C. Penney Company, Inc. identified therein, and Wells Fargo Bank, National Association, as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
J. C. PENNEY COMPANY, INC.
By /s/ Edward J. Record
Edward J. Record
Executive Vice President and
Chief Financial Officer

Date: June 23, 2014

EXHIBIT INDEX

Exhibit Number                Description

10.1	Credit Agreement dated as of June 20, 2014 among J. C. Penney Company,
Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Revolving Agent and Swingline Lender, Bank of America, N.A., as Term Agent, Wells Fargo Bank, National Association and Bank of America, N.A., as Co-Collateral Agents and Wells Fargo Bank, National Association, as LC Agent

10.2
Guarantee and Collateral Agreement dated as of June 20, 2014 among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the Subsidiaries of J. C. Penney Company, Inc. identified therein, and Wells Fargo Bank, National Association, as Administrative Agent